February 13, 2004	Registration No. 333-81813
Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(3)
to Re-Offer Prospectus dated June 29, 1999	and Rule 424(c)

PROSPECTUS SUPPLEMENT NO. 3

to

RE-OFFER PROSPECTUS DATED JUNE 29, 1999

HUNGARIAN TELEPHONE AND CABLE CORP.

The following information updates the Company’s addresses and telephone numbers and the “Selling Stockholders” section, in its entirety, of the re-offer prospectus dated June 29, 1999 (the “Prospectus”) covering reoffers and resales by affiliates of Hungarian Telephone and Cable Corp. and/or others of common stock, par value $0.001 per share, which were acquired, or may be acquired, under Hungarian Telephone and Cable Corp.’s 2002 Incentive Stock Option Plan. The Prospectus was filed with the Securities and Exchange Commission as part of Registration Statement No. 333-81813.

Updated Company Addresses and Telephone Numbers

All references to the Company’s or Registrant’s United States address and telephone number should reference the Company’s current United States address and telephone number: 1201 Third Avenue, Suite 3400, Seattle, WA 98101-3034, telephone number 206-654-0204. All references to the Company’s or Registrant’s Budapest, Hungary address and telephone number should reference the Company’s current Budapest, Hungary address and telephone number: Terez krt. 46, H-1066, Budapest, Hungary, telephone number 011-361-474-7700.

The “Selling Stockholders” section is updated and restated in its entirety as follows:

SELLING STOCKHOLDERS

The Shares that may be offered for sale from time to time by the Selling Stockholders consist of Shares that were acquired or may be acquired by such Selling Stockholders pursuant to the Incentive Plan.

The following table sets forth the name of each Selling Stockholder, the nature of his position with the Company, the number of Shares of Common Stock owned by each Selling Stockholder prior to the offering, and the number of Shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholder after the offering.

Name and Title	Shares Owned Prior to Offering	Shares Offered Hereby	Shares Owned After Offering	Percent
Ole Bertram President and Chief Executive Officer	150,000	150,000	0	*

*	Represents as to each Selling Stockholder less than 1% of the shares of Common Stock outstanding.

The date of this Re-Offer Prospectus Supplement No. 3 is February 13, 2004.